Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-195900 of our report dated March 12, 2014 (except for notes 24, 26, and 27, as to which the date is May 12, 2014, and except for notes 25 and 29, as to which the date is September 8, 2014) relating to the consolidated financial statements of Citizens Financial Group, Inc. appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 8, 2014